SCHEDULE B

RULE 10F-3 REPORT FORM FOR SUB-ADVISERS
MLIG Variable Insurance Trust

Record Of Securities Purchased
Under The Trusts? Rule 10f-3 Procedures

1. Name of Portfolio: Roszel/JPMorgan Small Cap Growth Portfolio
2. Name of Issue: J. Crew Group Inc.

3. Underwriter from whom purchased: Goldman Sachs & Co.

4. ?Affiliated Underwriter? managing or participating in underwriting syndicate: JPMSI

5. Aggregate principal amount of purchase by all investment companies and other discretionary accounts advised by the Adviser: $4,860,000

6. Aggregate principal amount of offering:  $376,000,000

7. Purchase price (net of fees and expenses): $20.00

8. Offering price at close of first day on which any sales were made: $20.00

9. Date of Purchase: 06/27/06

10. Date offering commenced: 6/27/06

11. Commission, spread or profit:   %  $ 1.30 share

12. Have the following conditions been satisfied?  Yes       No

Part of an issue registered under the Securities Act of
     1933 which is being offered to the public;    X  ___

     Eligible Municipal Securities;    ___  ___

     Sold in an Eligible Foreign Offering; OR   ___  ___

     Sold in an Eligible Rule 144A Offering?    X  ___

    (See the MLIG Variable Insurance Trust Rule 10f-3 Procedures for definitions of the defined terms used herein.)

b (1) The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible
Foreign Offering, for any rights to purchase that are required by law to
Be granted to existing security holders of the issuer); OR   X  ___

(2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates? ___  ___

c, The underwriting was a firm commitment underwriting?   X  ___

d The commission, spread or profit was reasonable and fair in relation to
That being received by others for underwriting similar securities during
The same period?       X  ___

e The issuer of the securities, except for Eligible Municipal Securities,
And its predecessors have been in continuous operation for not less
Than three years?       X  ___

f.  (1) The amount of the securities, other than those sold in an Eligible
Rule 144A Offering (see below), purchased by all of the investment
Companies and other discretionary accounts advised by the Advisor did no exceed 25% of the principal Amount of the offering; OR  X  ___

(2) If the securities purchased were sold in an Eligible Rule 144A
Offering, the amount of such securities purchased by all of the
Investment companies advised by the Advisor did not exceed 25% of
The total of:

(i) The principal amount of the offering of such class sold by
Underwriters or members of the selling syndicate to qualified
Institutional buyers, as defined in Rule 144A(a)(1), plus

(ii) The principal amount of the offering of such class in any
Concurrent public offering?   ___  ___

g           (1) No affiliated underwriter of the Purchasing Portfolio (or, in the case of a Multi-Adviser Portfolio, a Sleeve thereof) was a direct or indirect
          participant in or beneficiary of the sale: OR    X  ___

(2) With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to
    the account of the affiliated underwriter?   ___  ___

h Information has or will be timely supplied to the appropriate officer of
    The trust for inclusion on SEC Form N-SAR and quarterly reports to
    The Trustees?       X  ___

I have submitted these answers and completed this form based on all available information.

Name: Donna Nascimento
Title: Vice President, Regulatory Reporting Manager
Date: 7-14-06

January 12, 2006

March 5, 2003